UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 25, 2004

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-06523	33-0569235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Goodyear, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 837-3700

Micro Therapeutics, Inc.

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Item 5. – Other Events and Regulation FD Disclosure.

On June 25, 2004, Micro Therapeutics, Inc. (“MTI”) announced that it consummated a private placement involving the sale of approximately $21,000,000 in aggregate principal amount of Exchangeable Promissory Notes (the “Notes”) pursuant to a definitive Note Purchase Agreement to a limited group of institutional accredited investors. The Notes are due and payable by MTI upon the earlier of (1) the occurrence of an event of default under the Notes or (2) June 25, 2005. Each Note bears interest at the rate of seven percent (7%) per annum prior to maturity and twelve percent (12%) per annum thereafter and is exchangeable into a number of shares of MTI’s common stock equal to (i) the outstanding principal balance of the Note plus any accrued but unpaid interest then outstanding divided by (ii) $3.10 (subject to appropriate adjustment for stock splits, stock dividends, reclassifications or other similar events). The investors will be obligated to exchange their Notes for shares of MTI’s common stock at the above described exchange ratio if MTI obtains the approval from its stockholders holding a majority of the outstanding shares of common stock to approve the issuance of shares of common stock upon exchange of the Notes for purposes of the current and proposed Nasdaq Marketplace Rules and other customary conditions contained in the Note Purchase Agreement have been satisfied. If MTI does not obtain the requisite approval of the stockholders by September 23, 2004, each investor may, at its option, exchange its Note for shares of common stock at the above described exchange ratio, at such time as stockholder approval is later obtained, or require repayment of the Note upon maturity. Investors purchasing approximately $15,000,000 in aggregate principal amount of Notes were members of, or entities affiliated with members of, ev3 LLC, which is the sole owner of Micro Investment, LLC which, together with certain members of ev3 LLC and their affiliates, holds approximately 70% of the outstanding shares of common stock of MTI. In connection with the private placement, Micro Investment, LLC and certain members of, or entities affiliated with members of, ev3, LLC entered into a Voting Agreement with MTI pursuant to which it agreed to vote its shares of common stock of MTI in favor of the proposals described above.

This announcement is not an offer to sell either the Notes or the common stock issued or to be issued in exchange for the Notes as described above. The private placement is being made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. Neither the Notes nor the shares of common stock issued or to be issued upon exchange of the Notes have been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The investors participating in the private placement are entitled to registration rights that require MTI to prepare and file with the Securities and Exchange Commission, within 5 business days after the exchange of any of the Notes, a registration statement under the Securities Act of 1933 for the purpose of registering for resale, all of the shares of MTI’s common stock issued upon exchange of the Notes.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement entered into in connection with the private placement, which is attached hereto as Exhibit 99.1, and the Voting Agreement, which is attached hereto as Exhibit 99.2. A copy of the press release announcing the issuance of the Notes is attached hereto as Exhibit 99.3 and is hereby incorporated by reference. The information contained in this Form 8-K is not a solicitation of a proxy and information concerning the proposed transactions will be included in the proxy statement to be furnished to stockholders.

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Micro Therapeutics, Inc.

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Item 7. – Exhibits

(c)	Exhibits.

Exhibit Number	Description
99.1	Note Purchase Agreement, dated June 25, 2004, by and among Micro Therapeutics, Inc. and the investors a party thereto, including as exhibits thereto, the Registration Rights provisions and Form of Exchangeable Promissory Note.

99.2	Voting Agreement, dated June 25, 2004, by and among Micro Therapeutics, Inc. and the investors a party thereto.

99.3	Press Release, dated June 25, 2004.

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Micro Therapeutics, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

June 25, 2004	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Financial Officer

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Micro Therapeutics, Inc.

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Note Purchase Agreement, dated June 25, 2004, by and among Micro Therapeutics, Inc. and the investors a party thereto, including as exhibits thereto, the Registration Rights provisions and Form of Exchangeable Promissory Note.

99.2	Voting Agreement, dated June 25, 2004, by and among Micro Therapeutics, Inc. and the investors a party thereto.

99.3	Press Release, dated June 25, 2004.

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